FOR:       AMREP Corporation
           641 Lexington Avenue
           New York, NY 10022

CONTACT:   Peter M. Pizza
           Vice President and Chief Financial Officer
           (212) 705-4700
           (212) 705-4740 (fax)

                              FOR IMMEDIATE RELEASE

               AMREP REPORTS FOURTH QUARTER AND YEAR 2003 RESULTS
                  AND DECLARES SPECIAL $0.25 PER SHARE DIVIDEND

New York, July 9, 2003 - AMREP Corporation (NYSE -AXR) today reported net income of $1,552,000, or $0.24 per share, for its fiscal year 2003 fourth quarter ended April 30, 2003 compared to net income of $1,666,000, or $0.25 per share, in the same period of fiscal 2002. Revenues were $20,587,000 in the fourth quarter of fiscal 2003 versus $19,240,000 in the same period of the prior year. For all of 2003, the Company reported revenues of $73,791,000 and net income of $6,273,000, or $0.95 per share, compared to revenues of $83,405,000 and net income of $3,698,000, or $0.56 per share, in 2002.

Revenues from the Company's Kable News Company subsidiary were $15,401,000 in the fourth quarter and $54,058,000 for the full year of fiscal 2003 compared to $12,360,000 and $49,248,000 in the comparable periods of fiscal 2002. The revenue increase was due primarily to (i) an increase in revenues from Kable's fulfillment services business, resulting in part from the previously announced April 15, 2003 acquisition of the subscription fulfillment business of
Electronic Data Systems Corporation, and (ii) an expansion of the product fulfillment operations of the business. Revenues from the newsstand distribution business decreased slightly in both the fourth quarter and full year 2003 as a result of a small decline in retail sales. The profit contribution from Kable in the fourth quarter of 2003 was generally comparable to the same period in 2002, but increased for the full year due primarily to decreased expenses, principally interest, and the reduction of costs associated with the closing of ancillary operations.

Revenues from real estate operations were $5,189,000 and $19,340,000 in the fourth quarter and full fiscal year 2003, respectively, compared to $6,874,000 and $34,150,000 in the corresponding periods of the prior year. The revenue decrease in the fourth quarter of the current year was the result of a higher mix of lower priced residential lot sales to builders in New Mexico, while the decrease for the full year was primarily attributable to two large land sales which occurred in the prior year which were made as part of the Company's restructuring of its real estate operations, including a program to dispose of all remaining real estate assets in markets outside of New Mexico. The profit

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contribution  from  real  estate  operations  decreased  in the  fourth  quarter commensurate with the revenue decrease, but increased for the full year despite the decline in revenue because the two large land sales previously mentioned contributed very little profit. In general, land sale revenues and related gross profits from land sales can vary from period to period as a result of many factors, including the nature and timing of specific transactions, and thus prior results are not necessarily an indication of amounts that may be expected to occur in future periods.

The Company's effective income tax rate decreased from 40% in fiscal 2002 to 36% in fiscal 2003 (and 22% for the fourth quarter) due in part to the effect of a tax benefit associated with a qualified charitable contribution of certain land made by the real estate business.

On a separate matter, AMREP also announced that its Board of Directors today declared a special dividend of $0.25 per share payable on August 13, 2003 to shareholders of record on July 24, 2003. While this dividend is a one-time event, the Board indicated that it may consider special dividends from time-to-time in the future in light of conditions then existing, including earnings, financial condition, cash position, and `capital requirements and other needs.

AMREP Corporation's subsidiary, AMREP Southwest Inc., is a major landholder and leading developer of real estate in New Mexico, and its Kable News Company, Inc. subsidiary distributes magazines to wholesalers and provides subscription fulfillment and related services to publishers and others.

                             -----------------------

                       AMREP CORPORATION AND SUBSIDIARIES
                        FINANCIAL HIGHLIGHTS (UNAUDITED)

                                               Three Months Ended April 30,
                                                   2003              2002
Revenue                                       $ 20,587,000      $ 19,240,000
Net income                                    $  1,552,000      $  1,666,000
Earnings per share - Basic and Diluted        $       0.24      $       0.25
Weighted average number of common
        shares outstanding                       6,584,000         6,574,000


                                               Twelve Months Ended April 30,
                                                   2003              2002
Revenue                                       $ 73,791,000      $ 83,405,000
Net income                                    $  6,273,000      $  3,698,000
Earnings per share - Basic and Diluted        $       0.95      $       0.56
Weighted average number of common
        shares outstanding                       6,580,000         6,574,000

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